Exhibit 10.209

CARROLL

MANAGEMENT GROUP

PROPERTY MANAGEMENT AGREEMENT

dated as of November 4, 2014

between

BR CARROLL ARIUM GRANDE LAKES OWNER, LLC

Owner

and

CARROLL MANAGEMENT GROUP, LLC

Manager

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made as of November 4, 2014, by and between BR CARROLL ARIUM GRANDE LAKES OWNER, LLC, a Delaware limited liability company (“Owner”), and CARROLL MANAGEMENT GROUP, LLC, a Georgia limited liability company (“Manager”).

RECITALS:

A. Owner is the owner of certain real property more particularly described in Exhibit "A" attached hereto and incorporated herein by this reference, upon which certain improvements consisting of approximately 306 multifamily apartment units located in Orlando, Florida and commonly known as [Grande Lakes Apartments], and related amenities, landscaping, parking facilities and other common areas have been constructed (collectively, the "Project").

B.           Manager has represented to Owner that Manager is experienced in the management, leasing, operation, bookkeeping, reporting, marketing, maintenance and repair of projects similar to the Project;

C.           Owner hereby appoints Manager as sole and exclusive agent of Owner to manage the Project on the terms herein and Manager accepts such appointment on the terms herein and agrees to use diligent efforts to conduct and enhance the management of the Project, subject to the terms herein; and

D.           The relationship of Manager to Owner shall be that of an independent contractor. Nothing herein shall be construed as creating a partnership, joint venture, or any other relationship between the parties hereto;

NOW, THEREFORE, in consideration of the premises and the sum of TEN AND N0/100 DOLLARS ($10.00) paid by Owner to Manager, and for other valuable consideration, including the mutual covenants hereinafter set forth, the receipt, adequacy, and sufficiency of which are acknowledged by the parties hereto, Owner and Manager covenant and agree as follows:

1.          Definitions.

"Affiliate" means any person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a designated Person.

"Annual Business Plan" shall mean, with respect to calendar year 2014 , the Annual Business Plan for the management and operation of the Project attached hereto as Exhibit " B" and incorporated herein by this reference, and for all other years during the term of this Agreement, the Annual Business Plan for such year established pursuant to Section 5(e) below.

"Applicable Law" shall mean all building codes, zoning ordinances, laws, orders, writs, ordinances, rules and regulations of any Federal, state, county, city, borough, or municipality, or of any division, agency, bureau, court, commission or department or of any division, agency, bureau, court, commission or department thereof, or of any public officer or official, having jurisdiction over or with respect to the Project.

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"Approved Operating Expenses" shall mean, with respect to calendar year 2014 , the expenses set forth in the Annual Business Plan attached hereto as Exhibit "B" and incorporated herein by this reference, and for all other years during the term of this Agreement, the expenses contained in the Annual Business Plan for such year established pursuant to Section 5(e) below, together with all other operating expenses with respect to the Project which are otherwise approved by Owner or permitted pursuant to the express terms of this Agreement.

"Cause" shall have the meaning set forth in the Operating Agreement.

"Claims" shall have the meaning set forth in Section 9(a) below.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of succeeding law.

"Confidential Information" shall mean the books, records, business practices, methods of operations, computer software, financial models, financial information, policies and procedures, and all other information relating to Owner and the Project (including any such information relating to the Project generated by Manager), which is not available to the public.

"Controllable Expenses" shall mean all expenses, other than Uncontrollable Expenses, with respect to the Project.

"Depository Accounts" shall have the meaning set forth in Section 5(c) below.

"Emergency" shall mean an event requiring action to be taken prior to the time that approval could reasonably be obtained from Owner, (i) in order to comply with Applicable Law, any insurance requirement or this Agreement, or to preserve the Project (or any part thereof), or

(ii)         for the safety of any Tenants, occupants, customers or invitees thereof, or (iii) to avoid the suspension of any services necessary to the Tenants, occupants, licensees or invitees thereof.

"Emergency Expenditures" shall have the meaning set forth in Section 5(j) below.

"Excluded Items" means:

(a)          capital contributions by Owner or any interest therein;

(b)          the refinancing of any loan or any voluntary conversion, sale, exchange or other disposition of the Project or any portion thereof;

(c)          casualty insurance proceeds;

(d)          proceeds of condemnation awards;

(e)          any deposits including rental, security, damage, or cleaning deposits;

(f)          interest on investments or otherwise;

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(g)          abatement of taxes;

(h)          any utility reimbursements received from Tenants for amounts actually paid by Owner or Manager directly to the utility companies (Owner acknowledging and agreeing that any revenues, fees, mark-ups and overhead charges received from Tenants in excess of amounts actually paid to the utility companies shall be included in Monthly Gross Receipts);

(i)          discounts and dividends on insurance policies; and

(j)          other income not directly derived from Manager's management of the Project.

"Leases" shall have the meaning set forth in Section 5(f)(ii) below.

"Loan Documents" shall mean any and all documents evidencing or securing any indebtedness obtained by Owner and secured by the Project with respect to which Manager has received written notice from Owner, as same shall be amended, replaced, refinanced or otherwise modified from time to time during the Term of this Agreement. Manager acknowledges receipt of the Loan Documents of even date herewith evidencing and securing that certain Loan in the original maximum principal amount of $29,444,000, more or less, from Walker & Dunlop, LLC, for and on behalf of Fannie Mae, the assignee thereof ("Lender") to Owner.

"Management Fee" shall have the meaning set forth in Section 4(a).

"Manager Indemnitees" shall have the meaning set forth in Section 9(b) below.

"Manager's Event of Default" shall have the meaning set forth in Section 10(a) below.

"Master Insurance Program" shall have the meaning set forth in Section 6(b) below.

"Monthly Gross Receipts" shall include the entire amount of all Rental Income and additional revenues derived from the Project other than the Excluded Items, including all receipts, determined on a cash basis, from:

(a)          Rental Income;

(b)          Owner's share of vendor income proceeds from vending machines and concessions; and

(c)          All other income and cash receipts attributable to or derived from the Project other than the Excluded Items.

"Operating Agreement" shall mean that certain Limited Liability Company Agreement for BR Carroll Grande Lakes JV, LLC, dated November 4, 2014.

"Owner lndemnitees" shall have the meaning set forth in Section 9(a) below.

"Owner's Event of Default" shall have the meaning set forth in Section 10(c) below.

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"Person" means any individual, partnership, corporation, trust, limited liability company or other entity.

"Project" shall have the meaning set forth in the recitals above.

"Reimbursable Expenses" shall have the meaning set forth in Section 4(b) below.

"Rental Income" means all rent and other charges due from Tenants, from users of garage spaces, storage closets, parking charges, and from any other lessees of other non-dwelling facilities, if any, in the Project, from concessionaires in consequence of the authorized operation of facilities in the Project maintained primarily for the benefit of Tenants, and all other rental fees and other charges otherwise due Owner and collected by Manager with respect to the Project.

"Security Account" shall have the meaning set forth in Section 5(d) below.

"Tenants" shall have the meaning set forth in Section 5(d) below.

"Uncontrollable Expenses" shall mean the following expenses with respect to the Owner: taxes and insurance; licenses; utilities; unanticipated material repairs that are essential to preserve or protect the Project; debt service; and costs due to a change in law.

2.          Appointment of Manager. On and subject to the terms and conditions of this Agreement, Owner hereby retains Manager commencing on November 4, 2014 (the

"Commencement Date") to manage and lease the Project.

3.          Term. This Agreement shall commence on the Commencement Date and shall continue for · a term of forty-eight (48) months (the "Initial Term") or until Manager is terminated pursuant to Section 11 of this Agreement.

4.          Management Fee; Other Fees; Reimbursement of Expenses. In consideration of the performance by Manager of its duties and obligations hereunder:

(a)          Owner agrees to pay to Manager a fee computed and payable monthly in arrears in an amount equal to two and seventy five hundredths percent (2.75%) of Monthly Gross Receipts (the "Management Fee"). The Management Fee shall be deducted each month from the Monthly Gross Receipts to be paid to Owner pursuant to this Agreement.

(b)          Subject to the Annual Business Plan, Owner agrees to reimburse Manager for the aggregate expenses incurred by Manager in connection with or arising from the ownership, operation, management, repair, replacement, maintenance and use or occupancy of the Project, including, without limitation, those costs expressly set forth in Exhibit "C" attached hereto and incorporated herein by this reference (all items to be reimbursed pursuant to this Section 4(b) are referred to herein as "Reimbursable Expenses"). If any such Reimbursable Expenses are a part of the Approved Operating Expenses and are paid by Manager and not from Monthly Gross Receipts on hand, then Owner agrees to reimburse such amounts to Manager. All other Reimbursable Expenses which are not a part of Approved Operating Expenses and not contained in the list set forth in Exhibit " C" attached hereto must be approved by Owner in advance, such approval not to be unreasonably withheld, conditioned or delayed. Manager shall submit to Owner an invoice detailing the calculation of such Reimbursable Expenses no later than the fifteenth (15th) day of each month for the immediately preceding month. The Reimbursable Expenses then owed shall be deducted each month from the Monthly Gross Receipts to be paid to Owner pursuant to this Agreement.

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(c)          Intentionally Omitted.

(d)          A construction management fee in the amount of five percent (5.0%) of the rehabilitation and renovation expenses for the Project, as set forth in the Annual Business Plan, which fee shall be calculated and paid upon each respective draw and within thirty (30) days of final draw or following completion of the restoration or satisfaction of the claim, whichever is applicable.

(e)          A fee will be charged for the initial takeover of the Project in the amount of $2,000.00 to cover costs for training and marketing of the Project.

(f)          Intentionally Omitted

(g) Upon the termination or expiration of this Agreement other than for Cause, a close-out fee equal to one hundred percent (100%) of the last month's full management fee (the "Close Out Fee"). The Close Out Fee shall be deducted from the final month's Monthly Gross Receipts to be paid to Owner.

5.          Authority and Responsibilities of Manager.

(a)          Independent Contractor. In the performance of its duties hereunder, Manager shall be and act as an independent contractor, with the sole duty to supervise, manage, operate, control, direct and determine the methods of performance of the specified duties and obligations hereunder. Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment relationship, or otherwise to create any liability for one party with respect to indebtedness, liabilities or obligations of the other party except as otherwise may be expressly set forth herein.

(b)          Standard of Care. Manager shall perform its duties and obligations in a professional manner, and shall maintain the Project in accordance with the applicable Annual Business Plan and in accordance with the standards a reasonably prudent multifamily property manager would employ with respect to properties of similar age, size, and class as the Project in the market area in which the Project is located.

(c)          Depository Accounts. All Monthly Gross Receipts from the Project, after deducting Approved Operating Expenses, Reimbursable Expenses and the Management Fee, shall be deposited by Manager into one or more deposit accounts designated by Owner (each a "Depository Account"). All Depository Accounts shall be the sole and exclusive property of Owner, and Manager shall retain no interest therein, except as may be expressly provided in this Agreement. Manager shall not commingle Depository Accounts with any other funds. Checks may be drawn upon such Depository Accounts only by persons authorized by Owner in writing to sign checks, at least one of whom shall be a designee of Manager. No loans shall be made from the Depository Account. Depository Accounts shall be established by and in the name of Manager to be held in trust for Owner.

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(d)          Security Deposits. Manager shall deposit and maintain all security deposits in a separate account designated by Owner and insured by the Federal Deposit Insurance Corporation (the "Security Account"). Manager shall fully fund all security deposits actually received by Manager from tenants of the Project under written leases (collectively, "Tenants") into the Security Account, notwithstanding whether Applicable Law requires full funding. The Security Account shall be a segregated account that is distinct from the Depository Accounts and any other accounts relating to the Project or Manager. The Security Account shall be the sole and exclusive property of Owner, and Manager shall retain no interest therein, except as may be expressly provided herein. Manager shall not commingle the Security Account with any other funds. Checks may be drawn upon the Security Account only by persons authorized by Owner in writing to sign checks, at least one of whom shall be a designee of Manager. No loans shall be made from the Security Account. Manager shall not use a "standardized clearing account" for the Security Account. The Security Account shall be established in the name of Manager to be held in trust for Owner.

(e)          Annual Business Plan. Manager agrees to prepare an Annual Business Plan for the operation of the Project for Owner's review and approval, no later than November 1 in each year during the term of this Agreement. If final approval of a proposed Annual Business Plan by Owner has not been given by the beginning of the year to which such proposed Annual Business Plan relates, Property Manager shall operate the Project on the basis of an Annual Business Plan determined by (i) assuming that the revenue from the Project will increase to 103% of the revenues collected in the prior year, (ii) assuming that the Controllable Expenses will increase to 103% of the amount of the actual Controllable Expenses incurred in the prior year, (iii) increasing all Uncontrollable Expenses by any anticipated or known increases in such Uncontrollable Expenses, and (iv) including any Emergency Expenditure (as defined in Section SU) below). No material deviations (as defined herein) from any item in an Annual Business Plan approved in accordance with the terms herein shall be made by Manager without the prior approval of the "Management Committee" (as defined in the Operating Agreement), to the extent required by the Operating Agreement. The Manager shall provide quarterly updates to the Annual Business Plan, solely for informational purposes. Each Annual Business Plan shall include the information set forth in Exhibit "E". Owner (and its sole member) will consider the proposed Annual Business Plan in accordance with the terms of the Operating Agreement and will consult with Manager prior to the commencement of the forthcoming calendar year in order to agree on an Annual Business Plan for such calendar year. The Annual Business Plan for calendar year 2014 is attached hereto at Exhibit "B". Notwithstanding anything herein to the contrary, the Owner may, at any time and from time to time, submit to Manager reasonable modifications to all or any portion of the Annual Business Plan during the course of a calendar year, which modifications shall be incorporated in the Annual Business Plan then in effect and such Annual Business Plan as modified shall be deemed to be the Annual Business Plan then in effect, and Owner shall fund into the Disbursement Account any and all amounts as and when necessary to fund any increases in expenditures which may be required as a result of any such change to the Annual Business Plan. Notwithstanding the foregoing sentence to the contrary, in no event shall Owner have the right to modify the Annual Business Plan to reduce the Management Fee or Reimbursable Expenses otherwise due pursuant to Section 4. In no event shall Manager be deemed in default under this Agreement if such changes by Owner to the Annual Business Plan causes Manager to have insufficient funds to perform its obligations hereunder. Manager agrees to use commercially reasonable efforts to ensure that the actual costs of maintaining and operating the Project shall not exceed the amount reasonably necessary and, in any event, will not exceed either the Annual Business Plan either in total amount or in any one accounting category. Notwithstanding anything to the contrary, Manager shall secure Owner's prior written approval for any expenditure that will result in an excess of the annual budgeted amount in any one accounting category by more than $10,000.00 of the Annual Business Plan or $25,000.00 in the aggregate for all categories (a "material deviation"). Manager shall promptly advise and inform the Owner of any transaction, notice, event or proposal directly relating to the management and operation of the Project which does or is likely to significantly affect, either adversely or favorably, the Project, other assets of the Owner or cause a material deviation from the Annual Business Plan. Nothing contained herein shall in any way diminish the obligations or duties of Manager hereunder.

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(f)          Leasing, Collection of Rents, Etc.

(i)          Manager shall use commercially reasonable efforts consistent with the standard of care set forth herein to lease apartment units in accordance with all Applicable Laws, to retain residents and to maximize Rental Income. Manager shall not enter into any Lease which has a term greater than twelve (12) months, except as may be expressly permitted by any Loan Documents. Manager shall comply in all material respects with all of the terms and conditions applicable to the leasing of the Project set forth in any Loan Documents.

(ii)         Manager shall sign apartment leases ("Leases") on behalf of Owner in its capacity as property manager hereunder. Manager shall only sign Leases in the form of lease attached hereto as Exhibit "D".

(iii)        Manager shall collect rents, security deposits and other charges payable by Tenants in accordance with the Leases, and shall collect Monthly Gross Receipts due Owner with respect to the Project from all other sources, and shall deposit all such monies received promptly upon receipt in the appropriate accounts as provided herein. If Manager receives Excluded Items, Manager shall promptly deposit same in an account designated by Owner.

(iv)        Manager shall pay all debt service, monthly bills and insurance premiums on the Project from the Depository Account.

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(v)         Manager shall, at Owner's expense, market the Project for rental, terminate Leases, evict Tenants, institute and settle suits for delinquent payments as Manager, in its reasonable discretion, deems advisable, subject to other provisions of this Agreement. In connection therewith, Manager may, at Owner's expense, as limited by the provisions of Section 5(k) of this Agreement, consult and retain legal counsel.

(vi)        Manager shall, at Owner's written request, on the twenty-first (21st) day of each month, pay Owner an amount equal to Monthly Gross Receipts for such month, less amounts paid for Approved Operating Expenses of the Project in accordance with this Agreement, including, without limitation, the fees owed to Manager pursuant to Section 4 of this Agreement.

(vii)       The responsibilities and services included in this Section 5 as part of Manager's duties shall not entitle Manager to any additional compensation over and above the fees set forth in Section 4 of this Agreement. Except as expressly provided in Section 4, Manager shall not be entitled to any compensation based upon any Project financing or sale of the Project, unless Manager is engaged pursuant to a separate agreement with Owner to provide brokerage services in connection therewith, in which case Manager's right to compensation for Project financing or sale shall be based upon such separate agreement.

(g)          Repair, Maintenance and Service.

(i)    Manager shall maintain the Project in good repair and condition, consistent with the standard of care set forth herein and in accordance with the Annual Business Plan.

(ii)    Subject to the other terms and conditions of this Agreement, Manager in its capacity hereunder shall, in Owner's name and at Owner's expense, execute contracts for water, sanitary sewer, electricity, gas, internet service, telephone, trash removal, television, vermin or pest extermination and any other services which are necessary to properly maintain the Project, except for utility services to individual apartment units, which shall be each Tenants' respective responsibility to the extent provided in the applicable Leases. Any such contracts shall not, unless the Owner otherwise approves the terms thereof, materially deviate from the terms of the then existing approved Annual Business Plan of the Project. Manager shall, in Owner's name and at Owner's expense, out of available cash flow, hire and discharge independent contractors for the repair and maintenance of the Project. Other than Leases, which Manager is (subject to the terms of Section 5(f)) authorized to execute hereunder, Manager shall not, without the prior written consent of the Owner, enter into any contract in the name of Owner which may not be terminated without payment of penalty or premium with not more than thirty (30) days' notice. Except as set forth above, Manager shall be permitted to and shall enter into all other contracts (in the name of and/or as agent for Owner) in accordance with the standard of care established by this Agreement and as Manager reasonably believes are necessary to perform Manager's obligations hereunder. Manager shall act at arms' length with all contractors and shall employ no Affiliates of Manager without the prior written consent of Owner.

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(h)          Manager's Employees. Manager shall have in its employ at all times a sufficient number of employees to enable it to professionally manage the Project in accordance with the terms of this Agreement, as determined by Manager in its professional discretion and subject to the Annual Business Plan. Manager shall prepare, execute and file all forms, reports and returns, as applicable, but only to the extent expressly required by Applicable Laws, and Manager shall be permitted to rely on the advice of counsel and other experts in making the determination of what is required. Manager is authorized to screen, test, investigate, hire, supervise, discharge, and pay all personnel necessary in Manager's reasonable discretion to maintain and operate the Project. Owner shall reimburse Manager for all employee related expenses, liabilities, and administrative burden (including, without limitation, costs for all full-time and part time employees such as gross salaries and wages, payroll taxes, health insurance, workers compensation, and other benefits of Manager's employees including the costs for training, software, and other administrative and processing costs, including without limitation, Project accounting, payroll processing, risk management, benefits administration, travel, marketing expenses, bank charges, telephone and answering service [which may be equitably allocated on a prorata basis (based on the gross revenues of each such property) among the Project and other properties managed by Manager, if applicable]) and all costs related to pre-employment testing and screening, provided, however, that all of the foregoing costs shall be subject to the then effective Annual Business Plan or otherwise permitted or approved by Owner pursuant to this Agreement. Owner expressly acknowledges and agrees that Manager may use employees normally assigned to other work centers and/or part-time employees to properly staff the Project, in which case wages and related expenses shall be reimbursed on a pro rata basis for the time actually spent for the Project (rather than being allocated based on the gross revenues of each property); provided, however, Owner shall not pay or reimburse Manager for all or any part of Manager's general overhead expenses, including salaries and payroll expenses of personnel of Manager, except as otherwise set forth herein.

(i)          Maintenance of Records. Manager agrees to keep and maintain at all times all necessary books and records relating to the leasing, management and operation of the Project, and to prepare and render to Owner monthly itemized accounts of receipts and disbursements incurred in connection with its leasing operation and management by the thirteenth (13th) day of the following month. In particular, Manager shall furnish Owner with the statements and reports listed on Exhibit " F" attached hereto. An annual audit report shall be prepared at Owner's expense, showing a balance sheet and an income and expense statement, all in reasonable detail and certified by an independent certified public accountant approved by Owner in its sole discretion. All books, correspondence and data pertaining to the leasing, management and operation of the Project shall, at all times, be safely preserved. Such books, correspondence and data shall be available to Owner at all reasonable times, upon not less than forty-eight (48) hours' advance notice, for Owner's inspection thereof, and shall, upon the termination of this Agreement be delivered to Owner in their entirety and upon request of Owner be delivered to Owner within thirty (30) days of such request. Manager shall maintain files of all original documents relating to Leases, vendors and all other business of the Project in an orderly fashion at the Project, which files shall be the property of Owner and shall at all times be open to Owner's inspection and available for copying at Owner's request, cost and expense. On or about the end of each calendar quarter of each year, Manager shall cause to be furnished to BRO Grande Lakes, LLC ("Bluerock") such information as reasonably requested in writing by Bluerock as is necessary for any reporting requirements of any direct or indirect members of Bluerock or for any reporting requirements of any REIT Member (as defined in the Operating Agreement) (whether a direct or indirect owner) to determine its qualification as a real estate investment trust and its compliance with REIT Requirements (as defined in the Operating Agreement) as shall be reasonably requested by Bluerock. Further, the Manager shall cooperate in a reasonable manner at the request of Owner and any direct or indirect member of Owner to work in good faith with any designated accountants or auditors of such party or its Affiliates so that such party or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the such party or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such party or its Affiliates.

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(j)          Approved Operating Expenses; Emergency Expenditures. The Approved Operating Expenses which Manager is authorized to incur and pay on behalf of Owner under this Agreement shall in all respects be limited to those expenses set forth in the Annual Business Plan for the period during which such expenses are paid; provided, however, that Manager shall be authorized to incur and pay for all other expenses permitted pursuant to Section 5(e) above, or which are otherwise expressly permitted by this Agreement regardless of whether or not such expenses are within the limitations set by the Annual Business Plan. Any expenses permitted pursuant to Section 5(e) or otherwise approved in writing by Owner which were not included in the Annual Business Plan shall be deemed sums permitted to be expended by Manager in addition to (and not in limitation of) the amounts permitted under the Annual Business Plan. The foregoing notwithstanding, if an Emergency occurs necessitating repairs the cost of which would have the effect of exceeding the Annual Business Plan by more than those limitations as provided above (such expenses referred to herein as "Emergency Expenditures"), and Manager is unable to communicate promptly with Owner, then Manager may order, contract for and pay for such Emergency Expenditures not to exceed $20,000.00, with the cost thereof being included as a Reimbursable Expense for the purposes of this Agreement, and Manager shall promptly thereafter notify Owner of any such expenses and the nature of the Emergency.

(k)          Legal Proceedings and Compliance with Applicable Laws.

(i)          Manager shall promptly notify Owner (and each insurance carrier of which Manager is aware and whose policy may cover a related claim) in writing of the receipt of, or attempted service on Owner or Manager of, (A) any demand, notice or legal process, or (B) the occurrence of any casualty, loss, injury or damage on, at or concerning the Project.

(ii)         Manager acknowledges that it is not authorized to accept service of process or any other notice on behalf of Owner. Manager shall not make representations or provide information to any Person that is inconsistent with the foregoing.

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(iii)        Manager shall promptly provide copies to Owner of all notices and other written communications from Owner's insurance carriers with respect to accepting coverage, appointing counsel or any other matter related to a claim against Owner.

(iv)        Manager shall promptly provide notice to Owner of any oral or written communication relating to the Project that Manager receives from a governmental or regulatory agency. Manager shall promptly provide Owner with a complete copy of any such written materials.

(v)         Manager shall fully comply and cause its employees to fully comply, with all Applicable Laws in connection with this Agreement and the performance of its obligations hereunder.

(vi)        Manager agrees that it shall not, and shall not permit its employees to, cause any hazardous materials or toxic substances to be stored, released or disposed of on or in the Project except as may be incidental to the operation of the Project (e.g., cleaning supplies, fertilizers, paint, pool supplies and chemicals) and then only in complete compliance with all Applicable Laws, in conformity with the standard of care established hereby and in accordance with any limitations set forth in any loan documents evidencing or securing any financing secured by the Project. If (A) there is a violation of Applicable Laws or a violation of the terms of any applicable loan documents regarding the storage, release and disposal of such hazardous materials or toxic substances, or (B) Manager reasonably believes that the storage, release or disposal of any hazardous material, petroleum product, or toxic substances, could cause liability to the Owner, including any releases caused by Tenants, third parties or employees, on or affecting the Project, Manager shall notify Owner promptly.

(vii)       Manager agrees that the Project shall be offered to all prospective tenants on a nondiscriminatory basis without regard to race, color, religion, sex, family status, handicap or national origin in accordance with Applicable Law.

(1) Computers. All computers, hardware, software, computer upgrades and maintenance in connection therewith shall be at Owner's expense.

(m) Insufficient Cash Flow. In the event Manager, at its sole option, elects to advance funds for Owner's account or Owner is indebted to Manager for services or otherwise arising out of, and incurred in accordance with the terms of, this Agreement, all monies advanced by Manager or otherwise past-due shall thereafter be due and payable by Owner upon demand and shall bear interest at the prime rate as set forth in the Wall Street Journal, plus one percent, per annum, computed on monthly debit balances on Owner's account. At the election of Manager, and upon prior written notice to Owner, Manager may satisfy any permitted advances made by Manager, together with the interest due thereon, from the Monthly Gross Receipts of the Project. In the event that the Depository Accounts for the Project do not have sufficient funds to cover the monetary obligations of Manager or the Project pursuant to this Agreement, Manager shall give Owner prompt written notice with respect to such shortfall and if Owner has not promptly provided funds, then Manager will have no duty to perform any such obligations until Owner provides sufficient funding, unless Manager so elects in its sole discretion pursuant to this Section 5(m), and Manager shall not be in default under this Agreement for failure to perform any obligation hereunder as a result of such lack of funds. If Manager suspects that the cash flow from the Project will not, at any time, be sufficient to cover any Project related expenses, Manager shall promptly notify Owner, and Manager and Owner shall mutually determine the order in which the obligations of the Project will be satisfied; provided, however, that Manager and Owner agree that available cash flow will in any event first be applied to Uncontrollable Expenses that are then due and payable.

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6.          Insurance Requirements.

(a)          Manager's Insurance. With respect to its operations of the Project, Manager shall carry (i) worker's compensation insurance for compensation to any person engaged in the performance of any work undertaken under this Agreement, including employer's liability coverage with limits of not less than as may be required by Applicable Law, (ii) commercial general liability insurance and excess/umbrella liability insurance policies with combined limits of not less than $3,000,000.00 per occurrence and in the aggregate; such policies shall be written on an occurrence basis, and include contractual liability and other provisions as Owner shall reasonably require, (iii) a crime insurance policy including insuring agreement for employee dishonesty, forgery and alteration, theft, disappearance and destruction, and robbery and safe burglary, with limits of liability for each insuring agreement of not less than $100,000.00, with a maximum deductible of $5,000.00 per claim, and (iv) if the Manager provides services similar to those set forth in this Agreement to third-party clients with which the Manager has no other affiliation, a professional liability insurance policy covering all the activities of Manager; such policy shall be written on a "claims made" basis, with limits of at least $1,000,000.00 in the aggregate and with a maximum deductible of $25,000.00. Any loss for less than the amount of the deductibles shall be borne by Manager. All policies of insurance shall be maintained in effect during the period of this Agreement. Each policy shall be from an insurance company rated "A" or higher by the A.M. Best Insurance Guide, with a financial size category rating of 12 or higher. The Commercial General Liability insurance policy shall be endorsed to include Owner as an additional insured. Manager shall furnish Owner with copies of Acord certificates evidencing such policies and the renewals thereof.

(b)          Owner's Insurance. As an operating expense of the Project, Owner or Owner's representative shall provide and maintain insurance as consistent and required by the loan documents relating to any financing secured by the Project, or if there are none applicable, in an amount equal to 100% of the full replacement value of the Project and the improvements thereon. Alternatively, Manager has arranged, through its insurance agent, a master insurance program in which owners of property managed by Manager may participate (the "Master Insurance Program"). If Owner elects to participate in the Master Insurance Program, the Owner shall pay the amount thereof allocable to the Project set forth on the insurance invoice delivered to Owner under the Master Insurance Program, which invoice may include administrative charges in excess of the actual insurance premiums charged by the underlying insurance carriers. All insurance coverage provided under the Master Insurance Program shall be terminated when this Agreement expires or is sooner terminated without the need for prior notice of termination of the insurance coverage. Owner acknowledges that Manager is not an expert or consultant regarding insurance coverages and requirements; accordingly, Owner assumes all risk with respect to the adequacy of insurance coverages, whether such insurance is provided through the Master Insurance Program or otherwise, and Manager shall have no liability therefor in any respect. Manager shall be named an additional insured under any policies of insurance carried by Owner with respect to the Project.

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(c)          Annual Business Plan. Upon Manager's submission of each Annual Business Plan, Manager shall affirmatively and in writing confirm and set forth the scope of all existing insurance coverage, including confirming coverage for the forthcoming year.

7.          Representations and Duties of Manager.         Manager represents, warrants, covenants and agrees that:

(a)          Manager has the authority to enter into and to perform this Agreement, to execute and deliver all documents relating to this Agreement, and to incur the obligations provided for in this Agreement.

(b)          When executed, this Agreement shall constitute the valid and legally binding obligations of Manager in accordance with its terms.

(c)          Manager has all necessary licenses, consents and permissions to enter into this Agreement, manage the Project, and otherwise comply with and perform Manager's obligations and duties hereunder. Manager shall comply with any conditions or requirements set out in any such licenses, consents and permissions, and shall at all times operate and manage the Project in accordance with such conditions and requirements.

(d)          During the term of this Agreement, Manager will be a valid limited liability company, duly organized under the laws of the State of its formation, be qualified in the State in which the Project is located and shall have full power and authority to manage the Project, and otherwise comply with and perform Manager's obligations and duties under this Agreement.

(e)          Manager shall comply with any requirements under applicable environmental laws, regulations and orders which affect the Project.

(f)          Manager shall cause the Project to be operated in a manner so that all requirements shall be met which are necessary to obtain or achieve issuance of all necessary permanent unconditional certificates of occupancy, including all governmental approvals required to permit occupancy of all of the apartment units in the Project.

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8.          Representations of Owner. Owner represents and warrants, that:

(a)          Owner has the authority to enter into and to perform this Agreement, to execute and deliver all documents relating to this Agreement, and to incur the obligations provided for in this Agreement;

(b)          The Person executing this Agreement on behalf of Owner has the requisite power and authority to execute this Agreement on behalf of Owner; and

(c)          When executed, this Agreement, together with all documents executed pursuant hereto, shall constitute the valid and legally binding obligations of Owner in accordance with its terms.

9.          Indemnification.

(a)          Indemnification of Owner. Manager shall indemnify, protect, defend (with legal counsel approved by Owner) and hold harmless Owner and Owner's members, managers, partners and Affiliates, together with their respective officers, directors, agents, employees and affiliates (collectively, "Owner Indemnitees"), from and against any and all claims, demands, actions, liabilities, losses, costs, expenses, damages, penalties, interest, fines, injuries and obligations, including reasonable attorneys' fees, court costs and litigation expenses ("Claims") actually incurred by any Owner Indemnitee as a result of (i) any act by Manager (or any officer, agent, employee or contractor of Manager) outside the scope of Manager's authority hereunder, (ii) any act or failure to act by Manager (or any officer, agent, employee or contractor of Manager) constituting gross negligence, willful misconduct, fraud or material breach of this Agreement, other than as covered by Owner's insurance (for negligence or misconduct only) and to the extent Owner's insurance is available, (iii) Claims made by current or former employees or applicants for employment arising from hiring, supervising or firing same, or (iv) any act or omission by Manager, its employees, officers, agents or contractors knowingly in violation of any Applicable Laws.

(b)          Indemnification of Manager by Owner. Owner shall indemnify, protect, defend and hold harmless Manager and its Affiliates, together with their respective officers, directors, agents, employees and affiliates (collectively, "Manager lndemnitees") from and against any and all Claims actually incurred by any Manager Indemnitee resulting from performance of its obligations under this Agreement, except that this indemnification shall not apply with respect to any Claims (i) resulting from any act by Manager, its employees, officers, agents or contractors outside the scope of Manager's authority hereunder, (ii) resulting from any act or failure to act by Manager, its employees, officers, agents or contractors constituting gross negligence, willful misconduct, fraud or material breach of this Agreement, (iii) resulting from Claims made by current or former employees or applicants for employment arising from hiring, supervising or firing same, or (iv) any act by Manager, its employees, agents or contractors knowingly in violation of any Applicable Law.

(c)          Survival. The provisions of this Section 9 shall survive the termination of this Agreement.

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10.         Defaults.

(a)          Manager's Event of Default. Manager shall be deemed to be in default hereunder upon the happening of any of the following ("Manager's Event of Default"):

(i)          The failure by Manager to keep, observe or perform any covenant, agreement, term or provision of this Agreement and the continuation of such failure, in full or in part, for a period of thirty (30) days after written notice thereof by Owner to Manager, or if such default cannot be cured within such thirty (30) day period, then such additional period as shall be reasonable (but in no event to exceed an additional sixty (60) days thereafter), provided Manager commences to cure such default within such thirty

(30) day period and proceeds diligently to prosecute such cure to completion;

(ii)         The making of a general assignment by Manager for the benefit of its creditors, the filing by Manager with any bankruptcy court of competent jurisdiction of a voluntary petition under Title 11 of the U.S. Code, as amended from time to time, the filing by Manager of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, Manager being the subject of any order for relief issued under such Title 11 of the U.S. Code, as amended from time to time, or the dissolution or liquidation of Manager;

(iii)        The intentional misapplication, misappropriation or commingling of funds held by Manager for the benefit of Owner, including the payment of fees to Affiliates of the Manager or the loaning of funds to Affiliates of Manager; or

(iv)        The occurrence of any other for Cause event with respect to Manager's Affiliate, Carroll Co-Invest III Grande Lakes, LLC.

(b)          Remedies of Owner. Upon a Manager's Event of Default, after expiration of all applicable notice and cure periods, Owner shall be entitled to (i) terminate in writing this Agreement effective as of the date designated by Owner (which may be the date upon which notice is given) and/or (ii) pursue an action for the actual compensatory damages incurred by Owner provided the Manager's Event of Default has not then been cured or such cure has not commenced and is not being diligently pursued. Owner expressly agrees that termination of this Agreement and compensatory monetary damages are its sole rights and remedies with respect to a Manager's Event of Default and Owner expressly waives and releases all other rights and remedies, including, without limitation, the right to seek equitable relief, including specific performance or injunctive relief, and to sue for any consequential or punitive damages.

(c)          Owner's Event of Default. Owner shall be deemed to be in default hereunder upon the happening of any of the following (an "Owner's Event of Default"):

(i)          The failure by Owner to keep, observe or perform any covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of thirty (30) days after written notice thereof by Manager to Owner, or if such default cannot be cured within such thirty (30) day period, then such additional period as shall be reasonable, provided Owner commences to cure such default within such thirty (30) day period and proceeds diligently to prosecute such cure to completion; or

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(ii)         The making of a general assignment by Owner for the benefit of its creditors, the filing by Owner with any bankruptcy court of competent jurisdiction of a voluntary petition under Title 11 of the U.S. Code, as amended from time to time, the filing by Owner of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, Owner being the subject of any order for relief issued under such Title 11 of the

U.S. Code, as amended from time to time, or the dissolution or liquidation of Owner.

(d)          Remedies of Manager. Upon an Owner's Event of Default, Manager shall be entitled to (i) terminate in writing this Agreement effective as of the date designated by Manager which is at least ten (10) days after receipt of such notice of termination by Owner provided the Owner's Event of Default has not then been cured or such cure commenced, and/or (ii) pursue an action for the actual compensatory damages incurred by Manager. Manager expressly agrees that termination and compensatory monetary damages are its sole rights and remedies with respect to an Owner's Event of Default and Manager expressly waives and releases the right to seek equitable relief, including specific performance or injunctive relief, and to sue for any consequential or punitive damages.

11.         Termination Rights. In addition to the termination right set forth in Section 3 above, Manager and Owner shall have the following rights to terminate this Agreement:

(a)          Termination By Owner Upon Manager's Event of Default. Upon a Manager's Event of Default, Owner may terminate this Agreement as specified in Section 10(b) of this Agreement.

(b)         Termination By Manager Upon Owner's Event of Default. Upon an Owner's Event of Default, Manager may terminate this Agreement as specified in Section 10(d) of this Agreement.

(c)          Termination Without Cause. Either Owner or Manager may terminate this Agreement on ninety (90) days' prior written notice after the expiration of the Initial Term, without cause. In addition, upon any sale of the Project, this Agreement shall automatically terminate as of the closing date of such sale. Finally, upon any closing of the buy/sell transactions contemplated by Section 15 of the Operating Agreement where Carroll Co-Invest III Grande Lakes, LLC is not the surviving member of BR Carroll Grande Lakes JV, LLC, this Agreement shall automatically terminate as of the closing date of the associated membership interest transfers.

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(d)          Effect of Termination Upon Payment of Fees. Upon the termination of this Agreement for any reason, Manager shall be entitled to its earned, but unpaid, fees as set forth in Section 4 of this Agreement, for the period prior to the termination.

(e)          Final Accounting; Delivery of Project Upon Termination.

(i)    Within thirty (30) days after termination of this Agreement for any reason, Manager shall:

(1)         deliver to Owner all funds (less final payroll and applicable fees), checks, keys, Lease files, books and records and other Confidential Information; and

(2)         Promptly leave the Project and cause Manager's employees to leave the Project without causing any damage thereto.

(ii)         Within ninety (90) days' after termination of this Agreement, Manager shall deliver to Owner a final accounting for the Project, reflecting the balance of income and expenses thereon as of the date of termination.

(iii)        Termination of this Agreement under any of the provisions of this Agreement shall not release either party as against the other from liability for failure to perform any of its duties or obligations as expressed herein and required to be performed prior to such termination. Owner agrees to cooperate with Manager in the performance of the obligations set forth in this Section 11(e).

12.         Confidentiality.

(a)          Preservation of Confidentiality. In connection with the performance of its obligations hereunder, Manager acknowledges that it will have access to Confidential Information. Manager shall treat such Confidential Information as proprietary to Owner and private, and shall preserve the confidentiality thereof and not disclose, or cause or permit its employees, agents or contractors to disclose, such Confidential Information. Notwithstanding the foregoing, Manager shall have the right to disclose Confidential Information if and only to the extent it has become public knowledge, but not due to the actions of Manager, or Manager is required by court order to disclose any Confidential Information. If Manager or anyone to whom Manager transmits Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the Confidential Information, Manager shall provide Owner with prompt notice thereof so that Owner may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained by Owner or Owner waives compliance with the provisions of this Agreement, Manager shall furnish or cause to be furnished only that portion of the Confidential Information which Manager is required by Applicable Law to furnish, and will exercise commercially reasonable efforts to obtain reliable assurances that confidential treatment is accorded the Confidential Information so furnished.

(b)          Property Right in Confidential Information. All Confidential Information shall remain the property of Owner and Manager shall have no ownership interest therein.

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13.         Survival of Agreement. All indemnity obligations set forth herein, all obligations to pay earned and accrued fees and expenses, all confidentiality obligations, and all obligations to perform accrued prior to the date of termination shall survive the termination of this Agreement.

14.         Enforcement of Agreement. This Agreement, its interpretation, performance and enforcement, and the rights and remedies of the parties hereto, shall be governed and construed by and in accordance with the law of the State in which the Project is located. In any dispute pertaining to, or litigation or arbitration arising from the enforcement or interpretation of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs actually incurred, including those incurred in connection with all appellate levels, bankruptcy, mediation or otherwise to maintain such action, from the losing party.

15.         Assignment. Manager shall not sell, directly or indirectly, assign or otherwise transfer by operation of law or otherwise all or any part of its rights or obligations under this Agreement, except, with Owner's consent, to an Affiliate of Manager or to any lender of Manager as collateral security for any and all borrowings of Manager and/or any of its Affiliates, and any such unauthorized assignment shall be void ab initio and of no effect. A change in the ownership of Manager shall not constitute an assignment, provided that the Key Individuals (as defined in the Operating Agreement), or any of them, remain in control of the day to day operations of Manager with respect to the Project.

16.         Use of Trademark. If at any time the Project shall be promoted and branded using the name "ARIUM" (the "Trademark"), as elected by Owner in its sole discretion, Owner shall grant (or cause to be granted) to Manager a non-exclusive, royalty-free license to use (but not the right to sublicense) the Trademark for such purpose, until the earlier of (i) the dissolution and termination of this Agreement or (ii) the date on which Owner elects, in its sole discretion, to brand the Project using a different name. Owner and certain of its Affiliates retain ownership of and the right to use (and to license) the Trademark in connection with any and all matters. At no time during the term of this Agreement shall any value be placed upon the Trademark by Manager or the right to its use, or the goodwill, if any, attached thereto. Upon the dissolution of this Agreement, neither the Trademark nor the right to its use, nor the goodwill, if any, attached thereto shall be considered as an asset of the Manager, unless otherwise licensed or sublicensed to Manager by Affiliates of Owner having a right to so license or sublicense the Trademark.

17.         Notices. All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by Applicable Law shall be in writing and shall be deemed to have been validly given or served by delivery of same in person to the addressee, by depositing same with a nationally recognized overnight delivery service such as Federal Express for next business day delivery ("Overnight Delivery") or by sending by facsimile transmission, addressed as follows:

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If to Owner:	c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue, 9th Floor
New York, New York 10019
Attention: Jordan B. Ruddy
Facsimile No. (646) 278-4220

with copies to:	c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue, 9th Floor
New York, New York 10019
Attention: Michael Konig, Esq.\
Facsimile No. (646) 278-4220

And:	c/o Carroll Organization, LLC
3340 Peachtree Road, Suite 1620
Atlanta, Georgia 30326
Attention: M. Patrick Carroll
Facsimile No. (404) 523-9372

If to Manager:	Carroll Management Group, LLC.
c/o Carroll Organization, LLC
3340 Peachtree Rd, NE Suite 2250
Atlanta, GA 30326 Attn: Linda Masterson
Facsimile No. 404-806-4266

All notices shall be effective upon such personal delivery, upon being deposited in Overnight Delivery or upon facsimile transmission as required above. However, with respect to notices so deposited in Overnight Delivery, the time period in which a response to any such notice, demand or request must be given shall commence to run from the next business day following any such deposit in Overnight Delivery. Notices delivered via facsimile will be effective upon sender's receipt of confirmation of transmission. A party may change its address for notice purposes by giving to the other party hereto at least fifteen (15) days' prior written notice in accordance with the provisions hereof.

18.         Miscellaneous.

(a)          Captions. The captions of this Agreement are inserted only for the purposes of convenient reference and do not define, limit or prescribe the scope or intent of this Agreement or any part hereof.

(b)          Amendments. This Agreement cannot be amended or modified except by another agreement in writing, signed by both Owner and Manager.

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(c)          Entire Agreement. This Agreement embodies the entire understanding of the parties, and there are no further agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.

(d)          Time is of Essence. Time is the essence hereof.

(e)          Construction of Document. This Agreement has been negotiated at arms' length and has been reviewed by counsel for the parties. No provision of this Agreement shall be construed against any party based upon the identity of the drafter.

(f)          Severability. If any provision of this Agreement or the application thereof is held to be invalid or unenforceable, such defect shall not affect other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provisions or applications, and to this end, the provisions and applications of this Agreement shall be severable.

(g)          Waiver of Jury Trial. To the fullest extent permitted by Applicable Law, each party to this Agreement severally, knowingly, irrevocably and unconditionally waives any and all rights to trial by jury in any action, suit or counterclaim brought by any party to this Agreement arising in connection with, out of or otherwise relating to this Agreement.

(h)          No Continuing Waiver. No waiver by a party hereto of any breach of this Agreement shall be effective unless in a writing executed by such party. No waiver shall operate or be construed to be a waiver of any subsequent breach.

(i)          Terrorism and Money Laundering: Owner and Manager mutually represent and warrant to each other as follows:

(i)          They are not now nor will they be at any time following the execution of this Agreement a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the Office of Foreign Asset Control ("OFAC") (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise (such persons being referred to in this Agreement as "Prohibited Persons"); and

(ii)         They have made reasonable inquiry and taken such other steps, consistent with best industry practices (including conducting background searches and checking published lists of Prohibited Persons) and in any event as required by Applicable Law, to ensure that no Person who is an employee of their respective organization or who owns an interest in their respective organization is now, or will be at any time following the execution of this Agreement, a Prohibited Person.

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(j) Governing Law. It is the express intention of Manager and Owner that the laws of the State of Florida shall govern the validity, interpretation, construction and performance of this Agreement, excluding any conflict-of-law rules which would direct the application of the law of another jurisdiction. Each of the parties hereto irrevocably submits to the jurisdiction of the New York State courts and the Federal courts sitting in the State of New York and agrees that all matters involving this Agreement shall be heard and determined in such courts. Each of the parties hereto waives irrevocably the defense of inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto designates CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent for service of process in the State of New York, which designation may only be changed on not less than ten (10) days' prior notice to all of the other parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

OWNER:

BR CARROLL ARIUM GRANDE LAKES OWNER, LLC,
a Delaware limited liability company

By: BR Carroll Grande Lakes JV, LLC,
a Delaware limited liability company, its sole member

By: BRG Grande Lakes, LLC,
a Delaware limited liability company, its manager

By: Bluerock Residential Holdings, L.P.,
a Delaware limited partnership, its sole member

By: Bluerock Residential Growth REIT, Inc.,
a Maryland corporation its general partner

By:	/s/ R. Ramin Kamfar
Name:	R. Ramin Kamfar
Title:	Authorized Signatory

 MANAGER:

CARROLL MANAGEMENT GROUP, LLC, a Georgia

limited liability company

By:	/s/ Josh Champion
Name:	Josh Champion
Title:	President

Exhibits:

Exhibit A - Property Description

Exhibit B - 2014 Annual Business Plan

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Exhibit C - Reimbursable Expenses

Exhibit D - Form of Lease

Exhibit E - Additional Business Plan Information

Exhibit F- Statements and Reports

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EXHIBIT "A"

Project Legal Description

Lot 1, Grande Lakes Apartments, according to the plat thereof as recorded in Plat Book 59, Pages 46 and 47, Public Records of Orange County, Florida.

TOGETHER WITH :

Tracts "A" and "B", Grande Lakes Apartments, according to the plat thereof, as recorded In Plat Book 59, Pages 46 and 47, Public Records of Orange County, Florida.

ALSO TOGETHER WITH:

Non-exclusive easements for use of the common property and drainage set forth in Declaration of Covenants, Conditions, Restrictions, Easements and Reservations for Grande Lakes Master Stormwater Management System, recorded on August 7, 2003, in Official Records Book 7038, Page 2091, Public Records of Orange County, Florida.

A-1

EXHIBIT "B"

Calendar Year 2014

Annual Business Plan

[See Attached]

B-1

EXHIBIT "C"

Approved Reimbursable Expenses

1.	license and permit fees, homeowner association fees and assessments, and all other charges of any kind or nature by any governmental or public authority

2.	Management Fees

3.	advertising and marketing expenses, and leasing fees and commissions

4.	legal, accounting, risk management, engineering, and other professional and consulting fees and disbursements

5.	accounts payable to contractors providing labor, materials, services, and equipment to the Project

6.	premiums for insurance paid with respect to the Project or the operations thereof and costs and expenses associated with the administration thereof

7.	resident improvements and replacements and segregated reserves therefore

8.	maintenance and repair of the Project and all property and equipment used in connection with the operation thereof

9.	refunds of security or other deposits to residents and contracting parties

10.	funds reserved for contingent or contested liabilities, real estate taxes, insurance premiums, or other amounts not payable on a monthly basis

11.	service contracts and public utility charges and assessments

12.	personnel administration charges and pre-employment screening

13.	payroll costs including, without limitation, those set forth in paragraph 5(h) of this Agreement

14.	costs of credit reports, bank charges and like matters

15.	incidental expenses incurred with respect to the performance of Manager's obligations under this Agreement, including, without limitation: courier services, postage, photocopies, signage, check printing, marketing expenses, bank charges, telephone and answering services (which may be equitably allocated on a prorata basis (based on the gross revenues of all properties against which such charges are allocated) among the other properties managed by Manager).

C-1

EXHIBIT "D"

Approved form of Lease

[See attached]

D-1

EXHIBIT E

Annual Business Plan Information

1.	a narrative description of any acquisitions or sales that are planned and any other activities proposed to be undertaken;

2.	a projected annual income statement (accrual basis) on a quarter-by-quarter basis;

3.	a projected balance sheet as of the end of the next year;

4.	a schedule of projected operating cash flow (including itemized operation revenues, project costs and project expenses) for such year on a quarter-by-quarter basis, including a schedule of projected operating deficits, if any;

5.	a marketing plan indicating the portions of the Project that Manager recommends be made available for lease and the proposed terms and conditions relating thereto;

6.	a detailed budget reflecting on a line by line basis all projected operating expenses and any proposed construction and capital expenditures for the Project, including projected dates for commencement and completion of the foregoing;

7.	a description of the proposed investment of any funds of the Owner which are (or are expected to become) available for investment;

8.	a description, including the identity of the recipient (if known) and the amount and purpose, of all fees and other payments proposed, expected or projected to be paid for professional services and, if a fee or payment exceeds $25,000, for other services rendered to or on behalf of the Owner by third parties;

9.	a projection of the amount of any anticipated additional Capital Contributions (as defined in the Operating Agreement) which may be called for pursuant to Section 5.2(a) of the Operating Agreement and the purposes for which such additional Capital Contributions may be used; and

10.	such other information reasonably requested from time to time by Owner.

D-2

EXHIBIT F

Statements and Reports

(a)	Within thirteen (13) days following the end of each month, a statement of Monthly Gross Receipts for each month;

(b)	Within thirteen (13) days following the end of each month, a monthly GAAP balance sheet and GAAP income statement, with a cumulative calendar year GAAP income statement to date, and a statement of change in the Capital Account for each Member of Owner ("Member") the preceding month and year to date;

(c)	Within thirteen (13) days following the end of each month, the monthly and year to date activity which shall be furnished (without notice or demand) as follows:

1.	Balance Sheet, including monthly comparison and comparison to year end (if applicable)

2.	Budget Comparison[*J, including month-to-date and year-to-date variances Detailed Income Statement, including prior 12 months

3.	Profit and loss statement compared to budget with narrative for any large fluctuations compared to budget

4.	Trial Balance that includes mapping of the accounts to the financial statements

5.	Account reconciliations for each balance sheet account within the trial balance. - Detailed support for each account reconciliation including the following:

a.	Detail Accounts Payable Aging Listing - 0-30 days, 31-60 days, 61-90 days and over 90 days
b.	Detail Accounts Receivable/Delinquency Aging Report - 0-30 days, 31- 60 days, 61-90 days, over 90 days and prepayments
c.	Fixed asset roll-forward and support (invoices and checks) for any new acquisition/additions and/or support for any disposals to fixed assets. Purchases will be accounted for using Bluerock's capitalization policy.
6.	Security Deposit Activity
7.	Mortgage Statement
8.	Monthly Management Fee Calculation Monthly
9.	Distribution Calculation
10.	General Ledger, with description and balance detail
11.	Monthly Check Register together with a detailed bank reconciliation
12.	Market Survey, including property comparison, trends, and concessions
13.	Rent Roll
14.	Variance Report, including the following:
a.	Cap Ex Summary and Commentary
b.	Monthly Income/Expense Variance with notes
c.	Yearly Income/Expense Variance with notes
d.	Occupancy Commentary

D-3

e.	Market/Competition Commentary
f.	Rent Movement/Concessions Commentary
g.	Crime Commentary
h.	Staffing Commentary
i.	Operating Summary, with leasing and traffic reporting -Other reasonable reporting, as requested (e.g. Renovation/Rehab report)

All reports shall be prepared on an Accrual Basis in accordance with generally accepted accounting principles, and shall be as of each calendar month end. Manager shall furnish to Owner such other reports as may be reasonably requested by Members in · order for such Members to be able to comply with any reporting requirements that are applicable to any such Member (or any Affiliate of any such Member) under any applicable organizational or offering documents affecting such Member or its Affiliates; and

Within thirteen (13) days of the end of each quarter of each year, Manager shall furnish to Owner such information as requested by Owner or its Members or affiliates as is necessary for any REIT Member of Owner (whether a direct or indirect owner) to determine its qualification as a real estate investment trust (a "REIT") and its compliance with any requirements for qualifying as a REIT (the "REIT Requirements") as shall be requested by Owner or its Members. Further, Manager shall cooperate in a reasonable manner at the request of any Member to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates. The requesting Member shall bear the cost of any information or reports provided to such Member pursuant to this Exhibit.

[*]         Budget Comparison shall include (i) an unaudited income and expense statement showing the results of operation of the Project for the preceding calendar month and the Fiscal Year to-date; (ii) a comparison of monthly line item actual income and expenses with the monthly line item income and expenses projected in the Budget. The balance sheet will show the cash balances for reserves and operating accounts as of the cut-off date for such month.

D-4